Exhibit 99.1

ADTRAN, INC.

REPORTS SECOND QUARTER 2005 RESULTS, DECLARES INCREASED QUARTERLY

CASH DIVIDEND AND ANNOUNCES EXECUTIVE MANAGEMENT SUCCESSION

HUNTSVILLE, Ala.—(BUSINESS WIRE)—July 18, 2005—ADTRAN, Inc. (NASDAQ:ADTN - News) reported results for the second quarter ended June 30, 2005. Sales were $118,873,000 for the quarter compared to $104,577,000 for the first quarter of 2005 and $120,601,000 for the second quarter of 2004.

Net income was $20,719,000 for the quarter compared to $15,220,000 for the first quarter of 2005 and $21,398,000 for the second quarter of 2004. Earnings per share, assuming dilution, were $0.27 for the quarter compared to $0.20 for the first quarter of 2005 and $0.26 for the second quarter of 2004.

Gross margin improved to 58.5% for the quarter compared to 57.5% for the second quarter of 2004. The increase in gross margin is principally the result of continuing improvements in manufacturing efficiencies and product cost reductions.

Net cash provided by operating activities totaled $22 million for the quarter. Unrestricted cash and marketable securities totaled $308 million, at June 30, 2005.

ADTRAN Chairman and Chief Executive Officer Mark Smith stated, “Revenues for the quarter were stronger than anticipated. Our results benefited from robust sequential revenue growth in DSLAM, optical access and NetVanta product categories accompanied by strength in HDSL revenues. We believe these results reflect continuing momentum and share gains in the markets we serve.”

The Company also announced that its Board of Directors declared an increased cash dividend for the second quarter of 2005. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on August 5, 2005. The ex-dividend date is August 3, 2005 and the payment date is August 19, 2005.

Mark Smith, the Company’s CEO since its founding, announced that he will retire as CEO effective on his 65th birthday of September 10, 2005. Mr. Smith will remain as the non-executive Chairman of the Board. Howard Thrailkill, the Company’s President, COO and Director will also retire from each of these positions on September 10, 2005. Mr. Thrailkill has been with the Company and served as its COO for 13 years and also its President and Director for the past 10 years. The Company also announced that its Board of Directors has elected Tom Stanton as Chief Executive Officer and Director and Danny Windham as President, Chief Operating Officer and Secretary, both effective September 10, 2005. Mark Smith stated, “The elections of Tom Stanton and Danny Windham to their respective positions clearly demonstrate our Board’s attention to perpetuating the unique and long standing culture at ADTRAN. Both individuals have served many years at ADTRAN. They bring immense levels of experience and respect as seasoned businessmen, entrepreneurs and technologists and we are very excited about ADTRAN’s continuing growth opportunities under their leadership.” Mark Smith also stated, “Our Board and employees are grateful to Howard Thrailkill for his service at ADTRAN. Howard helped to lead our Company through many years of growth and we wish him well.”

The Company also confirmed that its second quarter conference call will be held Tuesday, July 19 at 9:30 a.m. Central Time. Guidance for the third quarter and year 2005 will be issued during this conference call. This conference call will be webcast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is one of the world’s most successful network access equipment suppliers, with a 17-year history of profitability and a portfolio of more than 1,300 solutions for use in the last mile of today’s telecommunications networks. Widely deployed by both carriers and enterprises, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major domestic service provider and many international ones, as well as by thousands of public, private and government organizations worldwide.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2004. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT:

Jim Matthews

Senior Vice President/CFO

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Charlene Little

256-963-8611

Cathy Bartels

256-963-8220

ADTRAN, INC.

Condensed Balance Sheet

June 30, 2005

Unaudited

(In thousands)

June 30, 2005
Assets

Cash & cash equivalents	$53,433
Short-term investments	147,979
Accounts receivable (net)	64,119
Other receivables	7,985
Inventory (net)	46,738
Prepaid expenses and other current assets	8,293

Total current assets	$328,547

Equipment (net)	$21,881
Land	4,263
Building & land improvements (net)	61,586
Other assets	583
Long-term investments	157,730

Total long-term assets	$246,043

Total assets	$574,590

Liabilities and stockholders’ equity

Accounts payable	$31,030
Accrued wages and benefits	8,569
Accrued income taxes	1,616
Accrued liabilities	6,144

Total current liabilities	$47,359

Deferred tax liabilities	$3,692
Other non-current liabilities	2,766
Long-term debt	50,000

Total long-term liabilities	$56,458

Total liabilities	$103,817

Stockholders’ equity	$470,773

Total liabilities and stockholders’ equity	$574,590

ADTRAN, INC.

Condensed Statements of Income (1)

For the quarters ending 6/30/05 and 6/30/04

(In thousands, except per share data)

Unaudited

	Second Quarter
	2005	2004
Sales	$118,873	$120,601

Cost of Sales	49,327	51,279

Gross Profit	69,546	69,322

Selling, general and administrative expenses	24,297	23,545
Research and development expenses	16,367	15,896

Profit from operations	28,882	29,881

Interest expense	(625)	(644)
Other income (primarily interest)	2,995	2,464

Income before provision for income taxes	31,252	31,701

Provision for income taxes	(10,533)	(10,303)

Net income	$20,719	$21,398

Weighted average shares
Basic	75,341	79,313
Diluted (2)	77,495	82,221

Earnings per common share
Basic	$0.28	$0.27
Diluted (2)	$0.27	$0.26

(1)	Certain reclassifications have been made to the 2004 Income Statement in order to conform with the 2005 presentation. These reclassifications had no effect on previously reported net income.
(2)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

ADTRAN, INC.

Condensed Statements of Income (1)

For the periods ending 6/30/05 and 6/30/04

(In thousands, except per share data)

Unaudited

	Six Months Ended
	2005	2004
Sales	$223,450	$234,640

Cost of Sales	93,676	100,230

Gross Profit	129,774	134,410

Selling, general and administrative expenses	47,246	45,385
Research and development expenses	32,710	30,713

Profit from operations	49,818	58,312

Interest expense	(1,208)	(1,288)
Other income (primarily interest)	5,843	4,896

Income before provision for income taxes	54,453	61,920

Provision for income taxes	(18,514)	(20,124)

Net income	$35,939	$41,796

Weighted average shares
Basic	75,543	79,405
Diluted (2)	77,437	82,517

Earnings per common share
Basic	$0.48	$0.53
Diluted (2)	$0.46	$0.51

(1)	Certain reclassifications have been made to the 2004 Income Statement in order to conform with the 2005 presentation. These reclassifications had no effect on previously reported net income.
(2)	Assumes exercise of dilutive stock options calculated under the treasury stock method.